Exhibit 10.1

CHENIERE ENERGY, INC.

2008 SHORT-TERM RETENTION PLAN

In order to retain the individuals identified from time to time by the Compensation Committee as key employees or consultants of Cheniere Energy, Inc. and its subsidiaries (the “Company”) until the end of the year, the Company shall provide the following awards to employees and consultants designated by the Compensation Committee:

Cash Award

Designated employees and consultants will receive a lump sum cash payment, less all applicable tax withholding obligations, on December 1, 2008, provided that the employee or consultant remains continuously employed or retained, as applicable, by the Company until such date; provided further that, in the event of a Change of Control (as defined in the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”)), the lump sum cash payment shall be payable to the employee or consultant, less all applicable tax withholding obligations, within 30 days of the effective date of the Change of Control.

Equity Award

Designated employees and consultants will receive a grant of Restricted Stock under and pursuant to the terms of the 2003 Plan which shall vest in full on December 1, 2008 pursuant to the terms of the 2003 Plan and a Restricted Stock Grant agreement approved by the Board of Directors.